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                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

   We consent to the incorporation by reference in this Annual Report (Form 10-K) of Fluor Corporation of our report dated November 30, 2000, included in the 2000 Annual Report to Shareholders of Fluor Corporation.

   We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-52992) pertaining to the Fluor Corporation 2000 Executive Performance Incentive Plan and the Fluor Corporation 2000 Restricted Stock Plan for Non-Employee Directors of our report dated November 30, 2000, with respect to the consolidated financial statements of Fluor Corporation incorporated by reference in the Annual Report (Form 10-K) for the year ended October 31, 2000.

                                          /s/ ERNST & YOUNG LLP

Orange County, California
January 24, 2001